Leatt Corp Announces 37% Revenue Growth for 2018 Second Quarter

Increased Sales Across All Product Lines; Management Expects Second Half of the Year to Outpace First Half

CAPE TOWN, South Africa, August 10, 2018 – Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced its financial results for the second quarter ending June 30, 2018. All financial numbers are in U.S. dollars.

Financial and Business Highlights

•	Revenues of $4.8 million, up 37%, compared to the year ago period
•	Year-to-date global revenues up 10% to $10.3 million, with growth both in the United States and abroad
•	Marketing and Advertising investments for the second quarter increased 12.4% year-over-year in support of product launches in the second half of 2018
•	Net loss of $49,000 for the quarter, a narrowing of 78%, compared to the year ago period
•	Year-to-date net income of $91,000, up 80%, compared to the year ago period
•	Cash provided by operating activities of $514,000 year-to-date

Leatt CEO, Sean Macdonald said, “The 2018 second quarter was a strong quarter for Leatt, with 37% organic growth as we continued to drive more volume through customers and increase the breadth of our product line. We increased our marketing spend during the period as we continued to build a global consumer brand in multiple markets and in anticipation of important product launches slated for the second-half of this year which we expect to contribute to continued growth in 2019. We also continued to refine our distribution network of top level distributors outside of the United States during the period. In the United States, our revenues grew by 16% as a result of continued demand for our revolutionary, exceptional protective gear and our ability to leverage our growing employee sales force and store presence. We grew across all of our product categories during the quarter without adding any new distributors, indicating strong organic growth and validating market demand for our products.”

“Market reaction to our range of helmets for motorcycle and bicycle use has been encouraging, and helmet revenues year to date grew by 100%,” added Mr. Macdonald. “We believe that Leatt’s 360 turbine technology, which delivers superior comfort and industry leading safety, is helping us differentiate ourselves from the competition. Neck brace sales also increased by 15% during the quarter, with our highly anticipated 3.5 neck brace gaining some traction in the market.”

“With a focus on safety first, along with comfort and performance, Leatt continues to lead the way in a competitive industry,” added Founder and Chairman, Dr. Christopher Leatt. “Our R&D efforts remain focused on bio-medical and technology driven research to make extreme sports safer, and with each product introduction we are building upon this legacy.”

Financial Summary

Total consolidated revenues for the three-month period ended June 30, 2018 increased to $4.8 million, up 37%, compared to $3.5 million for the same 2017 period. The increase was primarily driven by increased sales across all of the Company’s products lines, including a 215% increase in Helmet sales, a 32% increase in sales of Other products, parts and accessories, a 23% increase in Body armor and a 15% increase in Neck brace sales. For the six months ended June 30, 2018, total consolidated revenues increased by $970,000, or 10%, to $10.3 million, up from $9.3 million for the same 2017 period. The increase during the 2018 period was primarily driven by a 100% increase in helmet sales and a 43% increase in other product and accessories sales, which were partially offset by a 6% decrease in Neck brace sales and a 1% decrease in Body armor sales, during the period.

For the second quarter of 2018, gross profit was $2.4 million, or 49% of revenues, compared to $1.8 million, or 50% of revenues, for the 2017 period. The Company continues to generate higher gross profit margins from its neck brace products than from other product categories. Neck brace products accounted for 26% of total consolidated revenues in the second quarter of 2018 and 31% of total consolidated revenues in the same 2017 period. For the six months ended June 30, 2018, gross profit was $5.1 million, or 50% of revenues, up 9% compared to $4.7 million, or 50% gross margin, for the year-ago period.

Loss from operations during the 2018 second quarter was $(56,000), compared to $(335,000) for the same period last year, and income from operations during the six months ended June 30, 2018, was $136,000, compared to $86,000 for the prior year period.

Net loss for the three months ended June 30, 2018 was $(49,000), or $(0.01) per basic and diluted share, compared to $(221,000), or $(0.04) per basic and diluted share, during the same 2017 period. The improvement during the 2018 period was primarily driven by an increase in revenues and corresponding gross profit. Net income for the six months ended June 30, 2018 increased 80% to $91,000, or $0.02 per basic and diluted share, compared to $51,000, or $0.01 per basic and diluted share, for the same 2017 period. The increase in net income for the 2018 period was primarily driven by an increase revenue and gross profit, which was partially offset by an increase in operating expenses.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At June 30, 2018, the Company had cash and cash equivalents of $1.5 million, a current ratio of 3.4:1 and there was no long-term debt.

Business Outlook

Mr. Macdonald went on to say, “With a solid and expanding sales organization around the world, growing brand presence and a stable of the top athletes endorsing our products, we are well positioned for continued growth and profitability. We are looking forward to a global launch of our 2019 product line with multiple new products and a new product category during the second half of the year, and our international customers and key dealers with the opportunity to pre-order have shown their support for our exceptional safety gear. We expect that our financial results in the 2018 second half will exceed our first half results, both on a top and bottom-line basis.”

Conference Call

The Company will host a conference call at 10 a.m. ET on Friday, August 10, 2018, to discuss the 2018 second quarter results.

Participants should dial in to the call 10 minutes before the scheduled time, using the following numbers: 1-877-407-9716 (USA) or 1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (international) and using passcode 13682121.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release August contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to develop and introduce additional products to the market at a rate of one category per season, that the Company will achieve growth in international markets, or benefit from market acceptance of its branded products; the likelihood that the Company will derive financial benefit from the endorsements of its products by professional athletes; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives, including the impact of its 2019 product lines on its revenues during the 2018 second half; the business strategy, plans and objectives of the Company and its subsidiaries, including its efforts remain focused on bio-medical and technology driven research to make extreme sports safer; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor August differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties August be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Investor Relations
Brett Maas
Managing Partner
Hayden IR
Tel (646) 536-7331
brett@haydenir.com

Financial Tables Follow

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2018	December 31, 2017
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,512,283	$1,518,157
Short-term investments	58,228	58,221
Accounts receivable	1,783,581	2,420,656
Inventory	3,272,914	5,034,310
Payments in advance	701,723	565,124
Income tax refunds receivable	97,766	130,171
Prepaid expenses and other current assets	975,338	847,442
Total current assets	8,401,833	10,574,081

Property and equipment, net	1,937,586	2,113,855

Other Assets
Deposits	25,451	26,081
Intangible assets	68,694	76,364
Total other assets	94,145	102,445

Total Assets	$10,433,564	$12,790,381

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,211,559	$4,433,665
Short term loan, net of finance charges	258,033	518,130
Total current liabilities	2,469,592	4,951,795

Deferred tax liabilities, net	38,100	38,100

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,366,382 shares issued and outstanding	130,053	130,053
Additional paid - in capital	7,837,699	7,687,367
Accumulated other comprehensive loss	(601,596)	(485,286)
Retained earnings	556,716	465,352
Total stockholders' equity	7,925,872	7,800,486

Total Liabilities and Stockholders' Equity	$10,433,564	$12,790,381

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$4,795,863	$3,510,297	$10,298,405	$9,328,066
Cost of Revenues	2,440,660	1,745,138	5,186,757	4,652,808
Gross Profit	2,355,203	1,765,159	5,111,648	4,675,258

Product Royalty Income	7,802	39,961	20,111	50,917

Operating Expenses
Salaries and wages	617,552	555,514	1,395,315	1,314,757
Commissions and consulting expenses	133,575	126,273	258,914	279,321
Professional fees	128,987	119,981	297,458	430,772
Advertising and marketing	458,450	407,781	962,612	809,335
Office rent and expenses	71,321	66,627	141,759	132,678
Research and development costs	378,912	322,155	702,192	645,398
Bad debt expense	10,705	5,291	20,472	650
General and administrative expenses	454,156	434,077	889,716	835,490
Depreciation	165,011	102,490	327,775	191,455
Total operating expenses	2,418,669	2,140,189	4,996,213	4,639,856

Income (Loss) from Operations	(55,664)	(335,069)	135,546	86,319

Other Expenses
Interest and other expenses, net	(2,475)	(2,567)	(5,927)	(5,555)
Total other expenses	(2,475)	(2,567)	(5,927)	(5,555)

Income (Loss) Before Income Taxes	(58,139)	(337,636)	129,619	80,764

Income Taxes	(8,684)	(116,573)	38,255	29,867

Net Income (Loss) Available to Common Shareholders	$(49,455)	$(221,063)	$91,364	$50,897

Net Income (Loss) per Common Share
Basic	$(0.01)	$(0.04)	$0.02	$0.01
Diluted	$(0.01)	$(0.04)	$0.02	$0.01
Weighted Average Number of Common Shares
Outstanding
Basic	5,366,382	5,364,743	5,366,382	5,363,872
Diluted	5,514,452	5,496,278	5,514,452	5,496,278

Comprehensive Income (Loss)
Net Income (Loss)	$(49,455)	$(221,063)	$91,364	$50,897
Other comprehensive income (loss), net of $0 and $0 deferred income taxes in 2018 and 2017 Foreign currency translation	(174,542)	3,667	(116,310)	56,388

Total Comprehensive Income (Loss)	$(223,997)	$(217,396)	$(24,946)	$107,285